Exhibit 99.1

Corporate Communications Department	NEWS Release

Investor Contacts: Douglas Wilburne — 401-457-2288 Robert Bridge — 401-457-2288	FOR IMMEDIATE RELEASE
Media Contact: David Sylvestre — 401-457-2362

Textron Reports First Quarter 2015 Income from Continuing Operations of

$0.46 per Share, up 48.4%

Revenues up 7.9%

Providence, Rhode Island — April 28, 2015 — Textron Inc. (NYSE: TXT) today reported first quarter 2015 income from continuing operations of $0.46 per share, up 48.4 percent from $0.31 per share in the first quarter of 2014.

Revenues in the quarter were $3.1 billion, up 7.9 percent compared to $2.8 billion in the first quarter of 2014.  Textron segment profit in the quarter was $259 million, up $40 million from the first quarter of 2014. First quarter manufacturing cash flow before pension contributions reflected a use of cash of $125 million compared to a use of cash of $111 million during last year’s first quarter.

“Revenues at Textron Aviation and Industrial were up during the quarter, while revenues at Bell and Textron Systems were down, as we expected,” said Textron Chairman and CEO Scott C. Donnelly.  “Operationally, we achieved significant margin improvements at Textron Aviation and Industrial, reflecting strong performance in these segments.”

Donnelly continued, “While we expected military deliveries would be down at Bell this year, the medium segment of the commercial helicopter market remains soft. As a result, we are adjusting production levels and taking additional cost actions to allow Bell to perform within its targeted 2015 segment margin range of 11 to 12 percent.”

The company expects that the net impact of the Bell cost actions and lower commercial revenues on Textron’s expected 2015 earnings and cash flow will be offset by stronger results at Textron Aviation and Industrial.

Outlook

Textron confirmed its 2015 earnings per share from continuing operations guidance of $2.30 to $2.50 and its expectation for cash flow from continuing operations of the manufacturing group before pension contributions of $550 to $650 million with planned pension contributions of about $80 million.

First Quarter Segment Results

Textron Aviation

Revenues at Textron Aviation were up $266 million, primarily reflecting the impact of the Beechcraft acquisition. Textron Aviation delivered 33 new jets in the quarter, compared to 35 jets in last year’s first quarter, and 25 King Air turboprops.

Textron Aviation recorded a segment profit of $67 million in the first quarter compared to $14 million a year ago. The increase is primarily due to improved performance, reflecting the impact of the Beechcraft acquisition, and higher volumes.

Textron Aviation backlog at the end of the first quarter was $1.3 billion, down $99 million from the end of the fourth quarter.

Bell

Bell revenues decreased $60 million, primarily the result of lower V-22 deliveries.

Bell delivered 6 V-22’s and 4 H-1’s in the quarter, compared to 8 V-22’s and 5 H-1’s in last year’s first quarter and 35 commercial helicopters, compared to 34 units last year.

Segment profit decreased $20 million primarily due to the lower volumes and an unfavorable mix of commercial aircraft deliveries.

Bell backlog at the end of the first quarter was $5.3 billion, down $237 million from the end of the fourth quarter.

Textron Systems

Revenues at Textron Systems decreased $48 million, primarily due to lower Marine and Land Systems volumes.

Segment profit was down $11 million, reflecting the lower volumes.

Textron Systems’ backlog at the end of the first quarter was $3.0 billion, up $168 million from the end of the fourth quarter.

Industrial

Industrial revenues increased $75 million due to higher overall volumes and the impact of acquisitions, partially offset by a $62 million unfavorable year-over-year impact from foreign exchange. Segment profit increased $16 million reflecting the higher volumes.

Finance

Finance segment revenues decreased $7 million and segment profit increased $2 million.

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Conference Call Information

Textron will host its conference call today, April 28, 2015 at 8:00 a.m. (Eastern) to discuss its results and outlook.  The call will be available via webcast at www.textron.com or by direct dial at (800) 700-7860 in the U.S. or (612) 332-1210 outside of the U.S. (request the Textron Earnings Call).

In addition, the call will be recorded and available for playback beginning at 10:30 a.m. (Eastern) on Tuesday, April 28, 2015 by dialing (320) 365-3844 ; Access Code: 337219 .

A package containing key data that will be covered on today’s call can be found in the Investor Relations section of the company’s website at www.textron.com.

About Textron Inc.

Textron Inc. is a multi-industry company that leverages its global network of aircraft, defense, industrial and finance businesses to provide customers with innovative solutions and services. Textron is known around the world for its powerful brands such as Bell Helicopter, Cessna, Beechcraft, Hawker, Jacobsen, Kautex, Lycoming, E-Z-GO, Greenlee, and Textron Systems. For more information visit: www.textron.com.

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Non-GAAP Measures

Manufacturing cash flow before pension contributions is a non-GAAP measure that is defined and reconciled to GAAP in an attachment to this release.

Forward-looking Information

Certain statements in this release and other oral and written statements made by us from time to time are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which may describe strategies, goals, outlook or other non-historical matters, or project revenues, income, returns or other financial measures, often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “guidance,” “project,” “target,” “potential,” “will,” “should,” “could,” “likely” or “may” and similar expressions intended to identify forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from those expressed or implied by such forward-looking statements.  Given these uncertainties, you should not place undue reliance on these forward-looking statements. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements.  In addition to those factors described under “RISK FACTORS” in our Annual Report on Form 10-K, among the factors that could cause actual results to differ materially from past and projected future results are the following: interruptions in the U.S. Government’s ability to fund its activities and/or pay its obligations; changing priorities or reductions in the U.S. Government defense budget, including those related to military operations in foreign countries; our ability to perform as anticipated and to control costs under contracts with the U.S. Government; the U.S. Government’s ability to unilaterally modify or terminate its contracts with us for the U.S. Government’s convenience or for our failure to perform, to change applicable procurement and accounting policies, or, under certain circumstances, to withhold payment or suspend or debar us as a contractor eligible to receive future contract awards; changes in foreign military funding priorities or budget constraints and determinations, or changes in government regulations or policies on the export and import of

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military and commercial products; volatility in the global economy or changes in worldwide political conditions that adversely impact demand for our products; volatility in interest rates or foreign exchange rates; risks related to our international business, including establishing and maintaining facilities in locations around the world and relying on joint venture partners, subcontractors, suppliers, representatives, consultants and other business partners in connection with international business, including in emerging market countries; our Finance segment’s ability to maintain portfolio credit quality or to realize full value of receivables; performance issues with key suppliers or subcontractors; legislative or regulatory actions, both domestic and foreign, impacting our operations or demand for our products; our ability to control costs and successfully implement various cost-reduction activities; the efficacy of research and development investments to develop new products or unanticipated expenses in connection with the launching of significant new products or programs; the timing of our new product launches or certifications of our new aircraft products; our ability to keep pace with our competitors in the introduction of new products and upgrades with features and technologies desired by our customers; pension plan assumptions and future contributions; demand softness or volatility in the markets in which we do business; cybersecurity threats, including the potential misappropriation of assets or sensitive information, corruption of data or operational disruption; difficulty or unanticipated expenses in connection with integrating acquired businesses; and the risk that anticipated synergies and opportunities as a result of acquisitions will not be realized or the risk that acquisitions do not perform as planned, including, for example, the risk that acquired businesses will not achieve revenue and profit projections.

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TEXTRON INC.
Revenues by Segment and Reconciliation of Segment Profit to Net Income
Three Months Ended April 4, 2015 and March 29, 2014
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended
	April 4, 2015	March 29, 2014
REVENUES
MANUFACTURING:
Textron Aviation	$1,051	$785
Bell	813	873
Textron Systems	315	363
Industrial	872	797
	3,051	2,818

FINANCE	22	29
Total revenues	$3,073	$2,847

SEGMENT PROFIT
MANUFACTURING:
Textron Aviation (a)	$67	$14
Bell	76	96
Textron Systems	28	39
Industrial	82	66
	253	215

FINANCE	6	4
Segment Profit	259	219

Corporate expenses and other, net	(42)	(43)
Interest expense, net for Manufacturing group	(33)	(35)
Acquisition and restructuring costs (b)	—	(16)

Income from continuing operations before income taxes	184	125
Income tax expense	(56)	(38)

Income from continuing operations	128	87
Discontinued operations, net of income taxes	—	(2)
Net income	$128	$85

Earnings per share:
Income from continuing operations	$0.46	$0.31
Discontinued operations, net of income taxes	—	(0.01)
Net income	$0.46	$0.30

Diluted average shares outstanding	280,077,000	283,327,000

(a)

Textron Aviation’s segment profit for the three months ended April 4, 2015 and March 29, 2014 includes $5 million and $12 million, respectively, related to fair value step-up adjustments of acquired inventories sold during the periods.

(b)

Acquisition and restructuring costs for the three months ended March 29, 2014 include $11 million of transaction costs and $5 million of restructuring costs incurred related to the acquisition of Beech Holdings, LLC, the parent of Beechcraft Corporation, which was completed on March 14, 2014.

Textron Inc.

Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	April 4, 2015	January 3, 2015
Assets
Cash and equivalents	$561	$731
Accounts receivable, net	1,133	1,035
Inventories	4,236	3,928
Other current assets	563	579
Net property, plant and equipment	2,460	2,497
Goodwill	2,013	2,027
Other assets	2,268	2,279
Finance group assets	1,504	1,529
Total Assets	$14,738	$14,605

Liabilities and Shareholders’ Equity
Short-term debt and current portion of long-term debt	$34	$8
Other current liabilities	3,700	3,630
Other liabilities	2,548	2,587
Long-term debt	2,790	2,803
Finance group liabilities	1,276	1,305
Total Liabilities	10,348	10,333

Total Shareholders’ Equity	4,390	4,272
Total Liabilities and Shareholders’ Equity	$14,738	$14,605

TEXTRON INC.

MANUFACTURING GROUP

Condensed Schedule of Cash Flows and Manufacturing Cash Flow GAAP to Non-GAAP Reconciliations

(In millions)

(Unaudited)

	Three Months Ended
	April 4,	March 29,
	2015	2014
Cash flows from operating activities:
Income from continuing operations	$124	$84
Depreciation and amortization	108	95
Changes in working capital	(305)	(263)
Changes in other assets and liabilities and non-cash items	6	20
Net cash from operating activities of continuing operations	(67)	(64)
Cash flows from investing activities:
Capital expenditures	(79)	(66)
Net cash used in acquisitions	(32)	(1,489)
Proceeds from the sale of property, plant and equipment	1	2
Other investing activities, net	(7)	(3)
Net cash from investing activities	(117)	(1,556)
Cash flows from financing activities:
Increase in short-term debt	25	184
Proceeds from long-term debt	—	1,093
Purchases of Textron common stock	—	(150)
Other financing activities, net	(4)	13
Net cash from financing activities	21	1,140
Total cash flows from continuing operations	(163)	(480)
Total cash flows from discontinued operations	(2)	(1)
Effect of exchange rate changes on cash and equivalents	(5)	—
Net change in cash and equivalents	(170)	(481)
Cash and equivalents at beginning of period	731	1,163
Cash and equivalents at end of period	$561	$682

Manufacturing Cash Flow GAAP to Non-GAAP Reconciliations:

Net cash from operating activities of continuing operations - GAAP	$(67)	$(64)
Less: Capital expenditures	(79)	(66)
Plus: Total pension contributions	20	17
Proceeds from the sale of property, plant and equipment	1	2
Manufacturing cash flow before pension contributions- Non-GAAP	$(125)	$(111)

2015 Outlook
Net cash from operating activities of continuing operations - GAAP	$ 944 - $ 1,044
Less: Capital expenditures	(475)
Plus: Total pension contributions	80
Proceeds from the sale of property, plant and equipment	1
Manufacturing cash flow before pension contributions- Non-GAAP	$ 550 - $ 650

Free cash flow is a measure generally used by investors, analysts and management to gauge a company’s ability to generate cash from operations in excess of that necessary to be reinvested to sustain and grow the business and fund its obligations.  Our definition of Manufacturing free cash flow adjusts net cash from operating activities of continuing operations for dividends received from TFC, capital contributions provided under the Support Agreement and debt agreements, capital expenditures, proceeds from the sale of property, plant and equipment and contributions to our pension plans.  We believe that our calculation provides a relevant measure of liquidity and is a useful basis for assessing our ability to fund operations and obligations.  This measure is not a financial measure under GAAP and should be used in conjunction with GAAP cash measures provided in our Consolidated Statements of Cash Flows.

TEXTRON INC.

Condensed Consolidated Schedule of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended
	April 4,	March 29,
	2015	2014
Cash flows from operating activities:
Income from continuing operations	$128	$87
Depreciation and amortization	110	98
Changes in working capital	(269)	(233)
Changes in other assets and liabilities and non-cash items	12	22
Net cash from operating activities of continuing operations	(19)	(26)
Cash flows from investing activities:
Capital expenditures	(79)	(66)
Net cash used in acquisitions	(32)	(1,489)
Finance receivables repaid	31	33
Other investing activities, net	23	2
Net cash from investing activities	(57)	(1,520)
Cash flows from financing activities:
Principal payments on long-term and nonrecourse debt	(70)	(62)
Increase in short-term debt	25	184
Proceeds from long-term debt	9	1,131
Purchases of Textron common stock	—	(150)
Other financing activities, net	5	13
Net cash from financing activities	(31)	1,116
Total cash flows from continuing operations	(107)	(430)
Total cash flows from discontinued operations	(2)	(1)
Effect of exchange rate changes on cash and equivalents	(5)	—
Net change in cash and equivalents	(114)	(431)
Cash and equivalents at beginning of period	822	1,211
Cash and equivalents at end of period	$708	$780